Mail Stop 3561

				September 22, 2005

By Facsimile and U.S. Mail

Mr. David R. Emery
President and Chief Executive Officer
Black Hills Corporation
Black Hills Power, Inc.
625 Ninth Street
Rapid City, South Dakota 57701

		Re:	Black Hills Corporation
			Form 10-K for the year ended December 31, 2004
			Filed March 16, 2005
			File No. 1-31303

		Black Hills Power, Inc.
			Form 10-K for the year ended December 31, 2004
			Filed March 30, 2005
			File No. 1-7978

Dear Mr. Emery:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


			Jim Allegretto
			Sr. Assistant Chief Accountant